NORTH SEA EXPLORATION WELL PLANNED

Littleton, Colorado May 23, 2006: Eternal Energy Corp.,-OTC: EERG announced that it entered into a letter agreement with International Frontier Resources Corporation (“IFR”), Palace Exploration Company Limited (“Palace”), Oilexco Incorporated (“Oilexco”), and Challenger Minerals (North Sea) Limited (“CMNS”) under which Oilexco and Eternal Energy will drill a test well to evaluate the Laurel Valley prospect located in Quad 14 in the Outer Moray Firth area of the UK North Sea. Two prospective Jurassic oil targets and the Lower Cretaceous section identified on a 255 square kilometer 3D seismic survey will be evaluated by the he Laurel Valley #1 well. Eternal Energy will fund 12.50% of the drilling costs.

Drilling operations, using the Sedco 712 rig currently under contract to Oilexco, will commence on or before December 31, 2006. After drilling, working interests in the blocks will be held by Oilexco - 45.00% (operator), Palace & Challenger - 26.00%, International Frontier - 10.4375%, and Eternal Energy - 9.1875%. The agreement is subject to approval of the UK Department of Trade and Industry and execution of definitive farm-in agreements.

Brad Colby, Eternal Energy’s President, said the company is pleased to partner with Oilexco in its North Sea exploration. Oilexco has gained reputation as one of the most innovative and aggressive exploration companies in the UK sector of the North Sea.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada and the North Sea. The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
Eternal Energy Corp.
Attention: Bradley M. Colby
Phone: (303) 385-1230